Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the registration statement on Form S-8 of EntreMed, Inc., pertaining to the EntreMed, Inc. 2011 Long-Term Incentive Plan and shares issuable upon exercise of options granted to new employees as inducements, of our report dated March 9, 2012 with respect to the consolidated financial statements of EntreMed, Inc., which report is incorporated by reference from the Annual Report on Form 10-K of EntreMed, Inc. for the year ended December 31, 2011.

/s/ Reznick Group, P.C.

Vienna, Virginia
April 19, 2013